EXHIBIT B

         [GRAPHIC AIG LIFE]                    AIG Life Insurance Company
                                               P.O. Box 667
                                               One Alico Plaza
                                               Wilmington, Delaware 19899-0667
                                               A capital stock company

------------------------------------------- -----------------------------------

           Group Flexible Premium Variable Life Insurance Certificate

AIG Life Insurance Company, having issued a Group Policy to the Group Policyholder shown in the Certificate Information section, agrees to pay the Life Insurance Proceeds of this Certificate and to provide its other benefits and rights in accordance with its provisions.

This is a flexible premium variable life insurance Certificate. You can, within limits:
     o   increase or decrease the Face Amount;
     o   pay Premium at any time and in any amount;
     o   change the Life Insurance  Proceeds  Option;
     o change the allocation of Net Premiums among Your investment options; and
     o   transfer amounts among Your investment options.

All of these rights and benefits are subject to the terms and conditions of this Certificate. All requests for Certificate changes are subject to Our approval and may require evidence of insurability.

We will put Your Net Premiums paid prior to the Allocation Date into the Money Market Subaccount. On the Allocation Date all such Premiums will then be allocated in accordance with directions contained in Your Certificate application.

The portion of Your Certificate Account Value that is in a Subaccount will vary up or down depending on the unit value of such Subaccount, which in turn depends on the investment performance of the corresponding portfolio of a designated investment company. There are no minimum guarantees as to such portion of Your Certificate Account Value.

The portion of Your Certificate Account Value that is in Our Guaranteed Account will accumulate, after deductions, at rates of interest We determine. Such rates will not be less than 4% per year, compounded annually.

The Death Benefit Amount may be variable or fixed as described in the Benefits We Pay section on page 7 of this Certificate.

Please Read This Certificate With Care. A Table Of Contents and a Certificate summary may both be found on page 2. This Certificate does not participate in the surplus of the Company.

Right To Examine This Certificate. You may examine this Certificate and, if for any reason You are not satisfied with it, You may cancel it by returning this Certificate to Our Administrative Office or to the Agent who sold it no later than the later of (a) 10 days after You receive it; or (b) 45 days after the application was signed. If You do this, We will refund the Premiums that were paid on this Certificate.


              /s/ Elizabeth M. Tuck                      /s/ R. J. O'Connell
                   Secretary                                  President


16GVULD997

CONTENTS


Certificate Summary                                                        2
Certificate Information                                                    3
Table Of Expense Charges                                                  3a
Table Of Maximum Surrender Charges                                        3b
Table Of Guaranteed Maximum Cost Of Insurance Rates                       3c
Table Of Minimum Death Benefit Factors                                    3d
Definitions                                                                4
Certificate Owner And Beneficiary Provisions                               6
The Benefits We Pay                                                        7
Changing The Face Amount Or The Life Insurance Proceeds Option             8
The Premiums You Pay                                                       9
Your Certificate Account Value And How It Works                           10
Your Investment Options                                                   11
Your Certificate Account Value                                            12
The Cash Surrender Value Of This Certificate                              13
How A Loan Can Be Made                                                    15
Our Separate Account                                                      16
Our Annual Report To You                                                  16
How Benefits Are Paid                                                     17
Other Important Information                                               17
Exchange Option                                                           19
Dollar Cost Averaging                                                     19

Copies of the application for this Certificate and any additional benefit riders are at the back of this Certificate.

                               CERTIFICATE SUMMARY

The Premiums You pay into this Flexible Premium Variable Life Insurance Certificate, after deductions are made in accordance with the Table Of Expense Charges in the Certificate Information section, are put into Your Certificate Account Value. Amounts in Your Certificate Account Value are allocated at Your direction to one or more Subaccounts and to Our Guaranteed Account.

The Subaccounts invest in shares of registered investment companies whose values are subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

The Guaranteed Account earns interest at rates We declare in advance. The rates are guaranteed not to be less than 4% per year, compounded annually. The principal, after deductions, is also guaranteed.

If Life Insurance Proceeds Option I is in effect, the Death Benefit Amount is the Face Amount. Such amount is fixed except when it is a percentage of Your Certificate Account Value. If Life Insurance Proceeds Option II is in effect, the Death Benefit Amount is the Face Amount plus Your Certificate Account Value. The Death Benefit Amount under Life Insurance Proceeds Option II is variable.

We make monthly deductions from Your Certificate Account Value to cover the cost of the benefits provided by this Certificate. If You give up this Certificate for its Net Cash Surrender Value, make a Partial Surrender, reduce the Face Amount, or if this Certificate ends without value at the end of a Grace Period, We may deduct a surrender charge from Your Certificate Account Value.

The planned premium may not be sufficient to continue the Certificate and life insurance coverage to the Maturity Date. The period for which the Certificate and coverage will continue in force will depend on: (1) the timing, frequency, and amount of premium payments; (2) changes in the Face Amount and the Life Insurance Proceeds option; (3) the interest rates credited to Our Guaranteed Account, and the investment performance of the Subaccounts; (4) the level of the monthly cost of insurance deductions from the Certificate Account Value for this Certificate, and for any benefits provided by riders to this Certificate; and
(5) any loan or partial surrender activity.

16GVULD997                                 2

This is only a summary of what this Certificate provides. You should read the entire Certificate carefully. Its terms govern Your rights and Our obligations.

16GVULD997                                 3

                            TABLE OF EXPENSE CHARGES

DEDUCTIONS FROM PREMIUMS:

     CHARGE FOR APPLICABLE TAXES:

          [2.00% OF EACH PREMIUM PAYMENT.] THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO
          CONFORM TO CHANGES IN THE LAW OR IF THE OWNER CHANGES PLACE OF RESIDENCE.

     PREMIUM CHARGE:

          [5.00% OF EACH PREMIUM.] WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN 9.00%.

DEDUCTIONS FROM YOUR CERTIFICATE ACCOUNT VALUE:

     ADDITIONAL FIRST YEAR ADMINISTRATIVE CHARGE:

          [$20.00] IS DEDUCTED AT THE BEGINNING OF EACH CERTIFICATE MONTH DURING THE FIRST CERTIFICATE YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $25.00 A MONTH.

     ADMINISTRATIVE CHARGE:

          [$7.50] IS DEDUCTED AT THE BEGINNING OF EACH CERTIFICATE MONTH DURING EACH CERTIFICATE YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $10.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN THE CHANGES IN CERTIFICATE COST FACTORS PROVISION.

     PARTIAL SURRENDER:

          [$25.00] IS DEDUCTED WHENEVER THERE IS A PARTIAL SURRENDER. THERE ALSO MAY BE A PARTIAL SURRENDER CHARGE AS DESCRIBED IN THE PARTIAL SURRENDER PROVISION.

     INCREASES IN FACE AMOUNT THAT YOU ASK FOR:

          [$20.00] A MONTH IS DEDUCTED FOR THE 12 MONTHS IMMEDIATELY FOLLOWING THE EFFECTIVE DATE OF THE INCREASE. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $25.00 A MONTH.

     TRANSFERS:

          WE RESERVE THE RIGHT TO DEDUCT UP TO $25.00 FOR EACH TRANSFER OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS. HOWEVER WE WILL NOT MAKE A CHARGE FOR THE FIRST 12 TRANSFERS IN ANY CERTIFICATE YEAR.

DEDUCTIONS FROM THE SEPARATE ACCOUNT(S):

     A MORTALITY AND EXPENSE RISK CHARGE OF NOT MORE THAN THE EFFECTIVE RATE OF 1.00% ANNUALLY ASSESSED AGAINST THE VALUE OF THE INVESTMENT OPTIONS.



16GVULD997                                 3a


                       CERTIFICATE INFORMATION (CONTINUED)

         TABLE OF MAXIMUM SURRENDER CHARGES FOR THE INITIAL FACE AMOUNT


      POLICY                     SURRENDER
       YEAR                        CHARGE
         1                       $1,900.00
         2                        1,900.00
         3                        1,900.00
         4                        1,900.00
         5                        1,900.00
         6                        1,710.00
         7                        1,520.00
         8                        1,330.00
         9                        1,140.00
        10                          950.00
        11                          760.00
        12                          570.00
        13                          380.00
        14                          190.00
        15                            0.00



A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR CERTIFICATE ACCOUNT VALUE IF THIS CERTIFICATE IS SURRENDERED FOR ITS NET CASH SURRENDER VALUE OR IF THIS CERTIFICATE TERMINATES WITHIN THE FIRST FOURTEEN CERTIFICATE YEARS. A PARTIAL SURRENDER CHARGE WILL ALSO BE SUBTRACTED FROM YOUR CERTIFICATE ACCOUNT VALUE IF YOU MAKE A PARTIAL SURRENDER OF THIS CERTIFICATE.

THIS TABLE ASSUMES NO FACE AMOUNT INCREASES.

IF THE FACE AMOUNT IS REDUCED WITHIN THE FIRST FOURTEEN CERTIFICATE YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM YOUR CERTIFICATE ACCOUNT VALUE.

                    RIGHT TO CHANGE CERTIFICATE COST FACTORS
                        ADDITIONAL AMOUNTS NOT GUARANTEED

SUBJECT TO MINIMUM GUARANTEED INTEREST RATES, MAXIMUM EXPENSE CHARGES AND GUARANTEED MAXIMUM COST OF INSURANCE RATES, WE HAVE THE RIGHT TO CHANGE: (1) THE RATE OF INTEREST CREDITED TO THE AMOUNT YOU HAVE IN OUR GUARANTEED ACCOUNT; (2) THE MONTHLY COST OF INSURANCE RATE AND (3) THE EXPENSE CHARGES DEDUCTED UNDER THE CERTIFICATE, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED, OR MAY RESULT IN CERTIFICATE VALUES BEING LESS THAN THOSE ILLUSTRATED.


16GVULD997                                 3d


                       CERTIFICATE INFORMATION (CONTINUED)


              GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1,000
                OF NET AMOUNT AT RISK - MALE NONSMOKER RATE CLASS


     ATTAINED              MONTHLY               ATTAINED              MONTHLY
       AGE                   RATE                  AGE                   RATE

        35                 0.14418                  68                 2.49956
        36                 0.15168                  69                 2.75590
        37                 0.16169                  70                 3.04591
        38                 0.17252                  71                 3.37720
        39                 0.18420                  72                 3.75991
        40                 0.19837                  73                 4.19334
        41                 0.21337                  74                 4.67004
        42                 0.22921                  75                 5.18002
        43                 0.24672                  76                 5.71918
        44                 0.26590                  77                 6.28340
        45                 0.28758                  78                 6.87612
        46                 0.31092                  79                 7.51606
        47                 0.33594                  80                 8.22374
        48                 0.36346                  81                 9.01809
        49                 0.39348                  82                 9.91568
        50                 0.42768                  83                 10.91280
        51                 0.46688                  84                 11.99039
        52                 0.51192                  85                 13.12417
        53                 0.56365                  86                 14.29993
        54                 0.62121                  87                 15.49991
        55                 0.68546                  88                 16.71909
        56                 0.75557                  89                 17.97489
        57                 0.82985                  90                 19.28573
        58                 0.91249                  91                 20.68242
        59                 1.00517                  92                 22.21790
        60                 1.10872                  93                 24.04369
        61                 1.22399                  94                 26.50346
        62                 1.35683                  95                 30.20739
        63                 1.50726                  96                 36.35803
        64                 1.67446                  97                 47.21179
        65                 1.85761                  98                 66.20701
        66                 2.05588                  99                 83.33333
        67                 2.26846













16GVULD997                                 3d


                       CERTIFICATE INFORMATION (CONTINUED)

                          MINIMUM DEATH BENEFIT FACTORS

                            MALE NONSMOKER RATE CLASS




                       CASH VALUE ACCUMULATION TEST



     Attained         Percent of            Attained        Percent of
       Age          Account Value             Age          Account Value
        35               431                   68               160
        36               417                   69               157
        37               403                   70               153
        38               389                   71               150
        39               377                   72               147
        40               364                   73               144
        41               352                   74               141
        42               341                   75               139
        43               330                   76               137
        44               319                   77               134
        45               309                   78               132
        46               299                   79               130
        47               290                   80               128
        48               281                   81               127
        49               272                   82               125
        50               263                   83               123
        51               255                   84               122
        52               248                   85               121
        53               240                   86               119
        54               233                   87               118
        55               226                   88               117
        56               220                   89               116
        57               213                   90               115
        58               207                   91               114
        59               201                   92               113
        60               196                   93               112
        61               191                   94               111
        62               186                   95               110
        63               181                   96               108
        64               176                   97               107
        65               172                   98               106
        66               168                   99               104
        67               164



16GVULD997                                 3d

               CERTIFICATE INFORMATION

        INSURED PERSON        [JOHN DOE]   AGE [35]   SEX [MALE]   [NONSMOKER]

                 OWNER        [JOHN DOE]

           FACE AMOUNT        [$100,000]

         DEATH BENEFIT
  QUALIFICATION OPTION        CASH VALUE ACCUMULATION TEST

       LIFE INSURANCE
       PROCEEDS OPTION        OPTION I, LEVEL

    CERTIFICATE NUMBER        [XX XXX XXX]

           BENEFICIARY        AS STATED IN THE CERTIFICATE APPLICATION, UNLESS
                              CHANGED AS PROVIDED IN THIS CERTIFICATE

      CERTIFICATE DATE        [JANUARY 1, 1998]

            ISSUE DATE        [JANUARY 1, 1998]

         MATURITY DATE        [JANUARY 1, 2063]

      INSURED PERSON'S
    STATE OF RESIDENCE        [SPECIMEN]

      SEPARATE ACCOUNT        [VARIABLE ACCOUNT II]

     PARTIAL SURRENDER        MINIMUM PARTIAL SURRENDER IS $500

      CERTIFICATE LOAN        MINIMUM LOAN IS $500

    LOAN INTEREST RATE        8% (PAYABLE IN ARREARS)

              TRANSFER        MINIMUM TRANSFER AMOUNT IS $250

    GROUP POLICYHOLDER        XYZ TRUST

   GROUP POLICY NUMBER        GVULD12345

AN INITIAL PREMIUM OF [$800.00] IS DUE ON OR BEFORE DELIVERY OF THE CERTIFICATE.

[THE PLANNED PERIODIC PREMIUM OF [$800.00] IS PAYABLE [QUARTERLY]]. THE MINIMUM PREMIUM WHICH WE WILL ACCEPT AT ANY TIME IS [$50].

THE LOANED PORTION OF YOUR CERTIFICATE ACCOUNT VALUE WILL BE CREDITED WITH INTEREST AT AN ANNUAL RATE NOT LESS THAN 6%.

ANY ADDITIONAL BENEFIT RIDERS ARE LISTED BELOW.



THIS CERTIFICATE MAY END BEFORE THE MATURITY DATE IF EITHER (1) NO PREMIUMS ARE PAID AFTER THE INITIAL PREMIUM OR (2) SUBSEQUENT PREMIUMS ARE NOT SUFFICIENT TO CONTINUE THIS CERTIFICATE IN FORCE UNTIL THE MATURITY DATE. THE PLANNED PREMIUM YOU HAVE SELECTED AND WHICH IS SHOWN

16GVULD997                                 4

ABOVE, MAY NOT PROVIDE COVERAGE TO THE MATURITY DATE EVEN IF IT IS PAID AS SCHEDULED. EVEN IF COVERAGE IS PROVIDED TO THE MATURITY DATE, THERE MAY BE LITTLE OR NO CASH VALUE AT THAT TIME.

16GVULD997                                 5

                                   DEFINITIONS

Administrative Office.  P.O. Box 667, Wilmington, DE  19899-0667.

Age. The Insured Person's age last birthday on the Certificate Date.

Allocation Date. The first business day following the completion of the Right To Examine This Certificate period.

Attained Age. The Insured Person's age on the Certificate Date plus the number of complete certificate years since the Certificate Date.

Beneficiary. The person(s) who is entitled to the Life Insurance Proceeds of this Certificate.

Cash Surrender Value. Certificate Account Value less any applicable surrender charge that would be deducted upon surrender.

Certificate. The document issued to an Owner which evidences insurance coverage on the life of an Insured Person.

Certificate Account Value. The total of the amounts in the Separate Account or Subaccounts and in Our General Account which are credited to a Certificate.

Certificate Anniversary.  An anniversary of the Certificate Date.

Certificate Date. The first date as of which We have received the initial Premium and an application in good order. If a Certificate is issued, insurance is effective as of the Certificate Date.

Certificate Loan Account. The portion of the Certificate Account Value held in the Guaranteed Account as collateral for Certificate loans.

Certificate Month. The month commencing with the Certificate Date and ending on the day before the first Monthly Anniversary, or any following month commencing with a Monthly Anniversary and ending on the day before the next Monthly Anniversary.

Certificate Year. The year commencing with the Certificate Date and ending on the day before the first Certificate Anniversary, or any following year commencing with a Certificate Anniversary and ending on the day before the next Certificate Anniversary.

Company, We, Our, Us.  AIG Life Insurance Company.

Face Amount. The amount of insurance You have specified and from which the Death Benefit Amount will be determined. The Face Amount on the Certificate Date is shown in the Certificate Information section. The Face Amount may be changed as provided in the Changing The Face Amount Or Life Insurance Proceeds Option section.

Grace Period. The period of time following a Monthly Anniversary during which this Certificate will continue in force while the Net Cash Surrender Value is not sufficient to cover the total monthly deduction then due.

Guaranteed Account. An account within the general account which consists of all of Our assets other than the assets of the Separate Account and any of Our other separate accounts.

Insured Person. The person named in the Certificate Information section whose life is insured under the provisions of this Certificate.

Issue Date. The date the Certificate is issued. It may be a later date than the Certificate Date if the initial Premium is received at Our Administrative Office and invested before underwriting has been completed. Once issued, Certificate coverage is retroactive to the Certificate Date. The Issue Date is used to measure contestability periods.

16GVULD997                                 6

Life Insurance Proceeds. The amount payable to the Beneficiary if the Insured Person dies while the Certificate is in force.

Maturity Date. The Certificate Anniversary when the Insured Person reaches Attained Age 100.

Monthly Anniversary. The same day as the Certificate Date for each succeeding month, except that, for those months not having such a day, the last day of such months.

Net Cash Surrender Value.  The Cash Surrender Value less any Outstanding Loan.

Net Premium.  A Premium less any expense charges deducted from the Premium.

Outstanding Loan. The total amount of Certificate loans including both principal and accrued interest.

Owner, You, Your. The person who purchased this Certificate as shown in the application, unless later changed. The Owner may be someone other than the Insured Person.

Planned Periodic Premium. The amount of Premium You have selected to pay at the frequency shown in the Certificate Information section.

Premium. The total consideration paid by You in exchange for Our obligations under this Certificate.

Separate Account. Variable Account II, a separate investment account of AIG Life Insurance Company.

Subaccount. A division of the Separate Account established to invest in a particular fund and available for investment under the Certificate.

Valuation Date.  Each day the New York Stock Exchange is open for business.

Valuation Period. A period commencing with the close of business on the New York Stock Exchange on any particular day and ending at the close of business on the New York Stock Exchange for the next succeeding Valuation Date.

16GVULD997                                 7

                  CERTIFICATE OWNER AND BENEFICIARY PROVISIONS

Owner. The Owner of this Certificate is the Insured Person unless otherwise stated in the application, or later changed.

As the Owner, You are entitled to exercise all the rights of this Certificate while the Insured Person is living. To exercise a right, You do not need the consent of anyone who has only a conditional or future ownership interest in this Certificate.

Beneficiary. The Beneficiary is as stated in the application, unless later changed. The Beneficiary is entitled to the Life Insurance Proceeds of this Certificate. One or more beneficiaries for the Life Insurance Proceeds can be named in the application. If more than one Beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Life Insurance Proceeds will be paid to any primary beneficiaries who survive the Insured Person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Life Insurance Proceeds equally, unless You have made another arrangement with Us.

If there is no designated Beneficiary living at the death of the Insured Person, We will pay the Life Insurance Proceeds to the Owner, if living, otherwise to the Owner's estate.

Changing The Owner Or Beneficiary. While the Insured Person is living, You may change the Owner or Beneficiary by written notice in a form satisfactory to Us. (You can get such a form from Our agent or by writing to Us at Our
Administrative Office.) The change will take effect on the date You sign the notice. But, it will not apply to any payment We make or other action We take before We receive the notice. If You change the Beneficiary, any previous arrangement You made as to a payment option for benefits is canceled. You may choose a payment option for the new Beneficiary in accordance with the How Benefits Are Paid Section.

Assignment. You may assign this Certificate, if We agree. In any event, We will not be bound by an assignment unless We have received it in writing at Our Administrative Office. Your rights and those of any other person referred to in this Certificate will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.


16GVULD997                                 8

                               THE BENEFITS WE PAY

Determination of Death Benefit Amount: You have chosen in the application one of the two Death Benefit Qualification Methods available under the federal tax law; and one of the two Life Insurance Proceeds Options. The two selections are shown in the Certificate Information section. Prior to the Maturity Date, the Death Benefit Amount will be determined based on those selections in the following manner:

Life Insurance Proceeds Option I. The Face Amount includes the Account Value and the Death Benefit Amount will be the larger of:

o    the Face Amount on the date of death; or
o the Account Value on the date of death times the appropriate Minimum Death Benefit Factor for the Attained Age, smoker status and sex of the Insured Person at the time of death shown in the Table Of Minimum Death Benefit Factors in the Certificate Information section.

Life Insurance Proceeds Option II. The Face Amount of Insurance is in addition to the Account Value and the Death Benefit Amount will be the larger of:

o    the Face Amount plus the Account Value on the date of death; or
o the Account Value on the date of death times the appropriate Minimum Death Benefit Factor for the Attained Age, smoker status and sex of the Insured Person at the time of death shown in the Table Of Minimum Death Benefit Factors in the Certificate Information section.

Upon the Maturity Date, all riders attached to this Certificate will end, no further premium will be accepted, and no further Insurance Charges will be incurred. The Death Benefit Amount will then be equal to the Certificate Account Value.

The determination of the Death Benefit Amount may be changed if the Internal Revenue Service prescribes a different basis to ensure continued compliance with the federal tax law.

Life Insurance Proceeds. We will pay the Life Insurance Proceeds of this Certificate to the Beneficiary when We receive at Our Administrative Office (1) proof satisfactory to Us that the Insured Person died while this Certificate was in force; and (2) all other requirements We deem necessary before such payment may be made. The Life Insurance Proceeds includes the following amounts, which We will determine as of the date of the Insured Person's death:

o    the Death Benefit Amount described above;
o    plus any other benefits then due from riders to this Certificate;
o    minus any Outstanding Loan and accrued loan interest;
o minus any overdue deductions from Your Certificate Account Value if the Insured Person dies during a Grace Period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate We determine, but not less than the rate required by any applicable law. Payment of the Life Insurance Proceeds may also be affected by other provisions of this Certificate. See the Other Important Information Section, which includes provisions regarding Our right to contest the Certificate, the suicide exclusion, and what happens if age or sex has been misstated. Any exclusions or limitations are listed in the Certificate Information section.


16GVULD997                                 9

         CHANGING THE FACE AMOUNT OR THE LIFE INSURANCE PROCEEDS OPTION

At any time after the first Certificate Year while this Certificate is in force, You may change the Life Insurance Proceeds Option or the Face Amount by written request to Us at Our Administrative Office. The Death Benefit Qualification Method may not be changed. Any requested change is subject to Our approval and the following:

1. You may ask Us to increase the Face Amount if You provide evidence satisfactory to Us of the insurability of the Insured Person. If the Face Amount is increased, then the cost of insurance rate for the amount of the increase will be based on the rating class of the Insured Person on the date of the increase, and the Insured Person's sex, smoker status and Attained Age. Any increase You ask for must be at least $10,000. There is a charge for such increase which is shown in the Certificate Information section. We will deduct the charge from Your Certificate Account Value beginning with the date the increase takes effect. Such deduction will be made in accordance with the Treatment Of Deductions provision. If You increase the Face Amount, an additional fourteen year surrender charge may apply to that increase if any or all of that increase is surrendered before the end of the fourteenth year from the effective date of increase. We will not allow You to increase the Face Amount more than once during any Certificate Year, nor will We allow You to increase the Face Amount after the Insured Person's 65th birthday.

2. You may ask Us to reduce the Face Amount but not to less than the minimum Face Amount for which We would then issue this Certificate under Our rules. Any such reduction in the Face Amount may not be less than $5,000 or, during the first five Certificate Years, more than 10% of the original Face Amount. If You do this before the end of the fourteenth year or before the end of the fourteenth year following an increase in the Face Amount, We may deduct from Your Certificate Account Value a pro rata share of the applicable surrender charge. Reductions will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the original Face Amount. We will not allow You to reduce the Face Amount in the first year immediately following the effective date of an increase in the Face Amount or more than once during any Certificate Year.

3. You can change Your Life Insurance Proceeds Option. We may require that You submit evidence satisfactory to Us that the Insured Person is insurable. If You ask Us to change from Life Insurance Proceeds Option I to Life Insurance Proceeds Option II, We will decrease the Face Amount by the amount in Your Certificate Account Value on the date the change takes effect. However, We reserve the right to decline to make such change if it would reduce the Face Amount below the minimum Face Amount for which We would then issue this Certificate under Our rules. If You ask Us to change from Life Insurance Proceeds Option II to Life Insurance Proceeds Option I, We will increase the Face Amount by the amount in Your Certificate Account Value on the date the change takes effect. Such decreases and increases in the Face Amount are made so that the Death Benefit Amount remains the same on the date the change takes effect. However, if the Death Benefit Amount is determined by a percentage multiple of the Certificate Account Value, there may be an increase in the Death Benefit Amount.

4. The change will take effect at the beginning of the Certificate Month that coincides with or next follows the date We approve Your request.

5. We reserve the right to decline to make any change that We determine would cause this Certificate to fail to qualify as life insurance as defined in
     Section 7702 of the Internal Revenue Code, as amended.

6. You may ask for a change by completing an Application For Change, which You can get from Our agent or by writing to Us at Our Administrative Office. A copy of Your Application For Change will be attached to the new Certificate Information section that We will issue when the change is made. The new section and the Application For Change will become a part of this Certificate. We will require You to return this Certificate to Our Administrative Office to make a Certificate change.

16GVULD997                                 10

                              THE PREMIUMS YOU PAY

The initial Premium shown in the Certificate Information section is due on or before delivery of this Certificate. No insurance will take effect before the initial Premium is paid. Other Premiums may be paid at Our Administrative Office at any time while this Certificate is in force and before the Maturity Date. If requested, We will give a receipt signed by any of Our officers.

We will send Premium notices to You for the Planned Periodic Premium shown in the Certificate Information section. You may skip Planned Periodic Premiums. However, this may adversely affect the period of time that Your Certificate stays in force and Your Certificate Account Value.

Limits. Each Premium after the initial one must be at least the minimum Premium amount shown in the Certificate Information section. We reserve the right to limit the amount of any Premium which is in addition to the Planned Periodic Premium if acceptance of such premium would result in an increase in the Death Benefit Amount greater than the amount of the premium.

We also reserve the right not to accept Premium (in a Certificate Year) that We determine would cause this Certificate to fail to qualify as a life insurance contract as defined in Section 7702 of the Internal Revenue Code, as amended.

Grace Period. In order for insurance coverage to remain in force, the Net Cash Surrender Value must be sufficient to cover the total monthly deductions. If the Net Cash Surrender Value at the beginning of any Certificate Month is less than such deductions for that month, We will send a written notice within 30 days to You and any assignee on Our records at the last known addresses stating that a Grace Period of 61 days has begun, starting with the beginning of that Certificate Month. The notice will also state the amount of premium which would increase the Net Cash Surrender Value sufficiently to cover total monthly deductions for 3 months if no interest or investment performance were credited to or charged against the Certificate Account Value and no changes were made. If We do not receive the requested premium amount before the end of the Grace Period, this Certificate will end without value.

If We do receive the requested premium amount before the end of the Grace Period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, We will credit the Net Premium payment to Your Certificate Account Value and will send a written notice that a new 61 day Grace Period has begun and again request additional premium.

If the Insured Person dies during a Grace Period, We will pay the Life Insurance Proceeds.

Reinstatement Of Your Certificate. If this Certificate has ended without value, You may reinstate the Certificate while the Insured Person is alive if You:

1. ask for reinstatement of the Certificate within 3 years from the end of the Grace Period; and

2.   provide  Us with  satisfactory  evidence  of  insurability; and

3. pay a Premium sufficient to cover: (i) the total monthly administrative charges from the beginning of the Grace Period to the effective date of reinstatement; (ii) total monthly deductions for 3 months, calculated from the effective date of reinstatement; and (iii) the charge for applicable taxes, the Premium charge, and any increase in surrender charges associated with this payment (We will determine the required Premium as if no interest or investment performance were credited to or charged against Your Certificate Account Value); and

4. repay or reinstate any Certificate loan which existed on the date the Certificate ended.

The effective date of the reinstatement of this Certificate will be the beginning of the Certificate Month which coincides with or next follows the date We approve Your request.

We will deduct from the required Premium the charge for applicable taxes and the Premium charge. The Certificate Account Value, any Certificate loan, and the surrender charges applicable at the time of reinstatement will be those that were in effect on the date this Certificate ended without value.


16GVULD997                                 11

We will start to make monthly deductions again as of the effective date of reinstatement. The monthly administrative charges from the beginning of the Grace Period to the effective date of reinstatement will be deducted from the Certificate Account Value as of the effective date of reinstatement.

16GVULD997                                 12

                 YOUR CERTIFICATE ACCOUNT VALUE AND HOW IT WORKS

Premium. When We receive Your Premium, We subtract the expense charges shown in the table in the Certificate Information section. We put the balance (the Net Premium) into Your Certificate Account Value as of the date We receive the Premium at Our Administrative Office, and before any deductions from Your Certificate Account Value as of the Certificate Date if it is later than the date of receipt. No Premiums will be applied to Your Certificate Account Value until the full initial Premium, as shown on Your application, is received at Our Administrative Office.

Monthly Deductions. At the beginning of each Certificate Month We make a deduction from Your Certificate Account Value to cover monthly administrative charges and to provide insurance coverage, subject to the Grace Period provision. Such deduction for any Certificate Month is the sum of the following amounts determined as of the beginning of that month:

o     the monthly administrative charges and taxes;
o     the monthly cost of insurance for the Insured Person; and
o the monthly cost of any benefits provided by riders attached to this Certificate.

The monthly cost of insurance is the sum of a) Our current monthly cost of insurance rate times the net amount at risk at the beginning of the Certificate Month divided by $1,000; plus b) any extra charge per $1,000 of Face Amount shown in the Certificate Information section, times the Face Amount at the beginning of the Certificate Month divided by $1,000. If the Death Benefit Amount is the Face Amount, then the net amount at risk is the Death Benefit Amount divided by 1.0032737 minus the amount in Your Certificate Account Value at that time. However, if the Death Benefit Amount is a percentage of the Account Value of this Certificate, then the net amount at risk is the Death Benefit Amount minus the amount in Your Certificate Account Value at that time. The cost of insurance rate is based on the Face Amount and on the sex, Attained Age, rating class, and smoker or non-smoker status of the Insured Person.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates We use will be as described in the Changes In Certificate Cost Factors provision. The rates will never be more than those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates in the Certificate Information section.

Other Deductions. We also make the following additional deductions from Your Certificate Account Value as they occur:

o We deduct a partial surrender charge if You make a partial surrender of this Certificate.

o We deduct a surrender charge if, before the end of the fourteenth Certificate Year, You give up this Certificate for its Net Cash Surrender Value, You reduce the Face Amount, or if this Certificate terminates without value at the end of a Grace Period. A surrender charge may also apply to such transactions for up to fourteen years immediately following a Face Amount increase.

o    We deduct a charge if You increase the Face Amount.

o    We deduct a charge for certain transfers.

Treatment Of Deductions. We will make all deductions based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value.

16GVULD997                                 13

                             YOUR INVESTMENT OPTIONS

Allocations. This Certificate provides investment options for the amount in Your Certificate Account Value. Amounts put into Your Certificate Account Value are allocated to the Subaccounts and to the unloaned portion of Our Guaranteed Account at Your direction. You specified Your initial Premium allocation percentages in Your application for this Certificate, a copy of which is attached to this Certificate. Unless You change them, such percentages will also apply to subsequent Premiums. However, any Premium which is put into Your
Certificate Account Value prior to the Allocation Date will initially be allocated to the Money Market Subaccount. On the Allocation Date, any such amounts then in the Money Market Subaccount will be allocated in accordance with the directions contained in Your Certificate application. For any Premium payment which requires evidence of insurability, the Net Premium will be allocated to the Money Market Subaccount until such evidence is received and reviewed. If approved, the Net Premium will then be allocated in accordance with Your directions. Otherwise the total Premium payment will be returned.

No less than 5% of a Premium may be allocated to any one account. Allocation percentages must be zero or a whole number not greater than 100%. The sum of the Premium allocation percentages must equal 100%. You may change such allocation percentages by written notice to Our Administrative Office. A change will take effect on the date We receive it at Our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

Transfers. At Your written request to Our Administrative Office, We will transfer amounts from Your value in any Subaccounts to one or more other Subaccounts or to Our Guaranteed Account. Any such transfer will take effect on the date We receive Your written request for it at Our Administrative Office.

Once during each Certificate Year You may ask Us by written request to Our Administrative Office to transfer an amount You specify from Your unloaned value in Our Guaranteed Account to one or more Subaccounts. However, We will make such a transfer only if (1) We receive Your written request at Our Administrative Office within 30 days before or after a Certificate Anniversary; and (2) the amount You specify is not more than the greater of 25% of Your unloaned value in Our Guaranteed Account as of the date the transfer takes effect or the minimum transfer amount shown in the Certificate Information section. In no event will We transfer more than Your unloaned value in Our Guaranteed Account. The transfer will take effect on the date We receive Your written request for it at Our Administrative Office but not before the Certificate Anniversary.

The minimum amount that We will transfer from the amount You have in a Subaccount is the lesser of the minimum transfer amount shown in the Certificate Information section or the amount You have in that Subaccount on that date, except as stated in the next paragraph. The minimum amount that We will transfer from the amount You have in Our Guaranteed Account is the lesser of the minimum transfer amount or Your unloaned value in Our Guaranteed Account as of the date the transfer takes effect, except as stated in the next paragraph. If You do not transfer the entire amount You have in a Subaccount or the entire unloaned amount You have in Our Guaranteed Account, the remaining value in either must be no less than the minimum transfer amount.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount.

We reserve the right to make a transfer charge up to the amount shown in the Certificate Information section. The transfer charge, if any, is deducted from the amounts transferred from the Subaccounts and the Guaranteed Account based on the proportion that the amount transferred from each Subaccount and the Guaranteed Account bears to the total amount being transferred. A transfer from the Money Market Subaccount on the Allocation Date (if applicable) will not incur a transfer charge.

16GVULD997                                 14

                         YOUR CERTIFICATE ACCOUNT VALUE

Your Certificate Account Value on the Certificate Date is equal to the initial Net Premium. The amount in Your Certificate Account Value at any other time is equal to the sum of the amounts You then have in Our Guaranteed Account and the Subaccounts under this Certificate.

Your Value In The Subaccounts. The amount You have in a Subaccount under this Certificate at any time is equal to the number of units this Certificate then has in that Subaccount multiplied by the Subaccount's unit value at that time. A Certificate transaction occurs when units of a Subaccount are either purchased or redeemed. Amounts allocated, transferred to or added to a Subaccount are used to purchase units of that Subaccount; units are redeemed when amounts are deducted, loaned, transferred from, or fully or partially surrendered.

The number of units a Certificate has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount to that time. The number of units purchased or redeemed in a Certificate transaction is equal to the dollar amount of the Certificate transaction divided by the Subaccount's unit value on the date of the Certificate transaction. Certificate transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the Subaccounts at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business calendar days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of a Subaccount on any business day is equal to the unit value for that Subaccount on the immediately preceding business day multiplied by the net investment factor for that Subaccount on that business day.

The net investment factor for a Subaccount on any business day is (A / B) - C where:

     A = the net asset value of the shares in designated investment companies that belong to the Subaccount at the close of business on such business day before any Certificate transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

     B = the value of the assets in that Subaccount at the close of business on the immediately preceding business day after all transactions were made for that day; and

     C = a charge for mortality and expense risks for each calendar day in that business day, as defined above,corresponding to a charge not exceeding the annual percentage amount shown in the Certificate Information section, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each Subaccount will be the value reported to Us by that investment company.

16GVULD997                                 15

Your Value In Our Guaranteed Account. The amount You have in Our Guaranteed Account at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and partially surrendered from it.

We will credit Our Guaranteed Account with interest rates We determine. An interest rate of not less than the Certificate loan rate minus 2% will be credited to the loaned amount in Our Guaranteed Account. Any change in the interest rate We credit to the unloaned amount in Our Guaranteed Account will be as described in the Changes In Certificate Cost Factors provision. The interest rate applied to either the loaned or unloaned amount in Our Guaranteed Account will not be less than 4% per year, compounded annually.

At the end of each Certificate Month We will credit interest on unloaned amounts in Our Guaranteed Account as follows:

o On amounts that remain in Our Guaranteed Account for the entire Certificate Month, from the beginning to the end of the Certificate Month.

o On amounts allocated to Our Guaranteed Account during a Certificate Month that are Net Premium payments or loan repayments, from the date We receive them to the end of the Certificate Month.

o On amounts transferred to Our Guaranteed Account during a Certificate Month, from the date of the transfer to the end of the Certificate Month.

o On amounts deducted or partially surrendered from Our Guaranteed Account during a Certificate Month, from the beginning of the Certificate Month, or the date such amount is allocated to the Guaranteed Account, if later, to the date of the deduction or partial surrender.


                  THE CASH SURRENDER VALUE OF THIS CERTIFICATE

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in Your Certificate Account Value on that date minus any surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any Certificate loan and accrued loan interest. You may give up this Certificate for its Net Cash Surrender Value at any time while the Insured Person is living. To do this, You must send a written request accompanied by this Certificate to Our Administrative Office. We will compute the Net Cash Surrender Value as of the date We receive Your request and this Certificate. All insurance coverage under this Certificate will end on such date.

Surrender Charges. If You give up this Certificate for its Net Cash Surrender Value or if it ends without value at the end of a Grace Period before the end of the fourteenth Certificate Year, We will subtract a surrender charge from Your Certificate Account Value. A table of maximum surrender charges for the initial Face Amount is shown in the Certificate Information section. Surrender charges will be reduced by any partial surrender charge incurred as the result of a partial surrender and by any pro rata surrender charge incurred as a result of a reduction in the Face Amount.

An increase in the Face Amount will result in an additional fourteen year surrender charge applicable to that increase. The additional surrender charge period will begin on the effective date of the increase.

16GVULD997                                 16

Pro Rata Surrender Charge. If the Face Amount is reduced before the end of the fourteenth Certificate Year or within fourteen years immediately following a Face Amount increase, because You asked for a reduction in the Face Amount, We will also deduct a pro rata share of any applicable surrender charge from Your Certificate Account Value. Reductions will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the original Face Amount.

The amount of any pro rata surrender charge will be determined by the formula (A / B) x C, where:

      A = the amount of the reduction in the Face Amount.

      B = the Face Amount immediately prior to the reduction.

      C = the total surrender charge applicable to this Certificate immediately prior to the reduction.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this Certificate is delivered.

Partial Surrender. A partial surrender will result in a reduction in the Cash Surrender Value and in Your Certificate Account Value equal to the partial surrender amount as well as a reduction in Your Life Insurance Proceeds. If Life Insurance Proceeds Option I is in effect, the partial surrender may also result in a decrease in the Face Amount. However, We will not allow such partial surrender if it would reduce the Face Amount to less than the minimum amount for which We would then issue this Certificate under Our rules. We will also not allow a partial surrender during the first Certificate Year or during the first 12 Certificate Months immediately following an increase in the Face Amount. After such periods and while the Insured Person is living, You may ask for a partial surrender by written request to Our Administrative Office no more than twice during a Certificate Year. Your request will be subject to Our approval based on Our rules in effect when We receive Your request, and to the minimum partial surrender amount shown in the Certificate Information section. The partial surrender amount deducted from the Certificate Account Value is equal to the amount requested, plus the expense charge shown in the Table Of Expense Charges in the Certificate Information section, plus the partial surrender charge described below. We have the right to decline a request for a partial surrender.

You may tell Us how much of each partial surrender is to come from Your unloaned value in Our Guaranteed Account and from Your values in each of the Subaccounts. If You do not tell Us, the partial surrender will be deducted from the Certificate Account Value based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value.

Such partial surrender and resulting reduction in the Death Benefit Amount, in the Cash Surrender Value and in Your Certificate Account Value will take effect on the date We receive Your written request for it at Our Administrative Office. We will send You the applicable new page in the Certificate Information section if a partial surrender results in a reduction in the Face Amount. It will become a part of this Certificate. We may require You to return this Certificate to Our Administrative Office to make a change.

Partial Surrender Charge. The partial surrender charge is equal to the amount of the partial surrender plus the expense charge for a partial surrender, divided by the Net Cash Surrender Value immediately prior to the partial surrender, and then multiplied by the total surrender charge in effect at that time.

16GVULD997                                 17

                             HOW A LOAN CAN BE MADE

Certificate Loans. After the first Certificate Year You can get a loan on this Certificate while it has a loan value. This Certificate will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Certificate Information section. Any amount on loan is part of Your Certificate Account Value. We refer to this as the loaned portion of Your Certificate Account Value.

Loan Value. The loan value on any date is 90% of the Net Cash Surrender Value on that date. The amount of the loan may not be more than the loan value. If You request an increase to an existing loan, the amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a Certificate loan must be in writing to Our Administrative Office. You may tell Us how much of the requested loan is to be allocated to Your unloaned value in Our Guaranteed Account and Your value in each Subaccount. Such values will be determined as of the date We receive Your request. If You do not tell Us, We will allocate the loan based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value.

The loaned portion of Your Certificate Account Value will be maintained as a part of Our Guaranteed Account. Thus, when a loaned amount is allocated to a Subaccount, We will redeem units of that Subaccount sufficient in value to cover the amount of the loan so allocated and transfer that amount to Our Guaranteed Account.

Loan Interest. Interest on a loan accrues daily at the loan interest rate shown in the Certificate Information section. Loan interest is due on each Certificate Anniversary. If the interest is not paid when due, it will be added to Your Outstanding Loan and allocated based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to a Subaccount, We will redeem units of that Subaccount sufficient in value to cover the amount of the interest so allocated and transfer that amount to Our Guaranteed Account.

Loan Repayment. You may repay all or part of a Certificate loan at any time while the Insured Person is alive and this Certificate is in force. We will assume that any payment You make to Us while You have a loan and Your Certificate is not in the Grace Period is a loan repayment, unless You tell Us in writing that it is a Premium payment. A loan repayment will reduce the loaned portion of Your Certificate Account Value and will then be allocated on the basis of the Premium allocation percentages then in effect.

Failure to repay a Certificate loan or to pay loan interest will not terminate this Certificate unless at the beginning of a Certificate Month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply.

A Certificate loan will have a permanent effect on Your benefits under this Certificate even if it is repaid.

16GVULD997                                 18

                              OUR SEPARATE ACCOUNT

The Separate Account is identified in the Certificate Information section. We established it and We maintain it under the laws of the State of Delaware. Realized and unrealized gains and losses from the assets of Our Separate Account are credited or charged against it without regard to Our other income, gains, or losses. Assets are put in the Separate Account to support this Certificate and other variable life insurance policies.

The assets of the Separate Account are Our property. The portion of its assets equal to the reserves and other Certificate liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business We conduct. We may transfer assets of the Separate Account in excess of its reserves and other liabilities to another separate account or to Our General Account.

Subaccounts. Our Separate Account consists of Subaccounts. Each Subaccount invests its assets in shares of a designated investment company or companies. The Subaccounts that You chose for Your initial allocations are shown on the application for this Certificate, a copy of which is attached to this Certificate. We may from time to time make other Subaccounts available to You. We will provide You with written notice of all material details including investment objectives and all charges.

Subject to the prior approval of the insurance supervisory official of the jurisdiction in which this Certificate was delivered, We have the right to:

change, add or delete designated investment companies;
add or remove Subaccounts; and
combine any two or more Subaccounts.

Consistent with state law, We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;
2. run the Separate Account under the direction of a committee, and discharge such committee at any time;
3. restrict or eliminate any voting rights of Policy Owners, or other persons who have voting rights as to the Separate Account; and
4. operate the Separate Account or one or more of the Subaccounts by making direct investments, or in any other form. If We do so, We may invest the assets of the Separate Account or one or more of the Subaccounts in any legal investments. We will rely upon Our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment advisor or any investment policy may not be changed without Our consent. If required by law or regulation, the investment policy of a Subaccount will not be changed by Us unless approved by the Superintendent of Insurance of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Certificate is delivered.

If any of these changes results in a material change in the underlying investments of a Subaccount, We will notify You of such change, as required by law. If You have value in that Subaccount, We will transfer it at Your written direction from that Subaccount (without charge) to another Subaccount or to Our Guaranteed Account, and You may then change Your Premium allocation percentages.



                            OUR ANNUAL REPORT TO YOU

For each Certificate Year, We will send You a report for this Certificate that shows the current Life Insurance Proceeds, the value You have in Our Guaranteed Account, the value You have in each Subaccount of Our Separate Account, the Cash Surrender Value, and any Certificate loan with the current loan interest rate. It will also show the Premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this Certificate is delivered.

16GVULD997                                 19
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                              HOW BENEFITS ARE PAID

The Life Insurance Proceeds, or the surrender value of Your Certificate, will be paid immediately in one sum. Or, You can choose another form of payment for all or part of them. If You send Us a written notice, We will inform You of all other forms of payment including annuities, with or without life contingencies. Interest on any other form of payment will be at an annual rate of interest that We decide, but not less than the rate required by the law of the state in which this Policy is delivered. If You do not arrange for a specific choice before the Insured Person dies, the Beneficiary will have this right when the Insured Person dies. If You do make an arrangement, however, the Beneficiary cannot change it after the Insured Person dies.


                           OTHER IMPORTANT INFORMATION

Your Contract With Us. This Certificate is issued in consideration of the payment of the initial Premium shown in the Certificate Information section.

This Certificate, and the attached copy of the initial application, any supplemental application, all subsequent applications to change this Certificate, and all additional Certificate Information sections added to this Certificate, make up the entire contract. The rights conferred by this Certificate are in addition to those provided by applicable Federal and State laws and regulations.

Only Our executive officers can modify this contract or waive any of Our rights or requirements under it. The person making these changes must put them in writing and sign them.

Continuation Of Certificate Coverage. If the Policy terminates, or the Insured Person otherwise becomes ineligible, coverage may be continued under this Certificate by the timely payment of premiums directly to Our Home Office or to one of Our agents.

Certificate Changes - Applicable Tax Law. For You and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Certificate must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or and successor law or regulation. Therefore, to assure this qualification for You, We have reserved earlier in this Certificate the right to decline to accept Premium, in whole or in part, to decline to change the Life Insurance Proceeds Option, to decline to change the Face Amount or to decline to make partial surrenders that would cause this Certificate to fail to qualify as a life insurance contract as defined in Section 7702 of the Internal Revenue Code, as amended. Further, We reserve the right to make changes in this Certificate or its riders or to require additional Premium or to make distributions from this Certificate to the extent We deem it necessary to continue to qualify this Certificate as life insurance. Any such changes will apply uniformly to all certificates that are affected and will be subject to the prior approval of the insurance supervisory official of the jurisdiction in which this Certificate is delivered. You will be given advance notice of such changes.

Changes In Certificate Cost Factors. Changes in Certificate cost factors (interest rates We credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in Certificate cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this Certificate is delivered.

How The Suicide Exclusion Affects Benefits. If the Insured Person commits suicide within two years after the Issue Date shown in the Certificate Information section, Our liability will be limited to the payment of a single amount. This amount will be equal to the Premiums paid, minus any loan and accrued loan interest, minus any partial surrender, and minus the cost of any riders attached to this Certificate. If the Insured Person commits suicide within two years after the effective date of a change that You asked for that increases the Death Benefit Amount, then Our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase plus the expense charge deducted for the increase.

16GVULD997                                 20

How We Measure Certificate Periods And Anniversaries. We measure Certificate Years, Certificate Months, and Certificate Anniversaries from the Certificate Date. Each Certificate Month begins on the same day as the Certificate Date for each succeeding month, except that, for those months not having such a day, it is the last day of that month.


16GVULD997                                 21

When The Certificate Is Incontestable. We have the right to contest the validity of this Certificate based on material misstatements made in the initial application for this Certificate. We also have the right to contest the validity of any Certificate change or reinstatement based on material misstatements made in any application for that change or reinstatement. However, We will not contest the validity of this Certificate after it has been in force during the lifetime of the Insured Person for two years from the Issue Date shown in the Certificate Information section. We will not contest any Certificate change that requires evidence of insurability, or any reinstatement of this Certificate, after the change or reinstatement has been in force for two years during the Insured Person's lifetime.

No statement will be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

What If Age Or Sex Has Been Misstated? If the Insured Person's age or sex has been misstated on any application, the Death Benefit Amount and any benefits provided by riders to this Certificate will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

How, When And What We May Defer. We may not be able to obtain the value of the assets of the Subaccounts if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the Subaccounts, We may defer:

1.   determination and payment of partial surrenders;

2. determination and payment of any Death Benefit Amount in excess of the Face Amount;

3.   payments of loans;

4.   determination of the unit values of the Subaccounts; and

5.   any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to Our Guaranteed Account, We may defer payment of any surrender or loan amount for up to six months after We receive a request for it. We will allow interest, at a rate of at least 4% a year, on any Net Cash Surrender Value payment derived from Our Guaranteed Account that We defer for 10 days or more after We receive a request for it.

The Basis We Use For Computation. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, We have filed with the insurance supervisory official of the jurisdiction in which this Certificate is delivered, a detailed statement of Our method of computing such values. We compute reserves under this Certificate by the Commissioners' Reserve Valuation Method.

We base minimum Cash Surrender Values and reserves on the 1980 Commissioners' Standard Ordinary Male or Female, Smoker or Non-Smoker, Mortality Tables, Age Last Birthday. We also use these tables as the basis for determining maximum insurance costs, taking account of sex, Attained Age, rating class and Smoker or Non-Smoker status of the Insured Person. We use an effective annual interest rate of 4%.

Certificate Illustrations. Upon request We will give You an illustration of the future benefits under this Certificate based upon both guaranteed and current cost factor assumptions. However, if You ask Us to do this more than once in any Certificate Year, We reserve the right to charge You a fee not exceeding $25 for this service.

Certificate Changes. You may add additional benefit riders or make other changes, subject to Our rules at the time of change.

16GVULD997                                 22

                                 EXCHANGE OPTION

Your Exchange Right. You may exchange this Certificate while it is in force for flexible premium fixed benefit life insurance coverage on the life of the Insured Person, without evidence of insurability. This exchange may be made either:

1.   within 24 months after the Issue Date while this  Certificate  is in force;
     or
2.   within 24 months after any increase in the Face Amount of this Certificate;
     or
3. within 60 days of the effective date of a material change in the investment policy of a Subaccount, or within 60 days of the notification of such change, if later. In the event of such a change, the Company will notify You and give You information on the options available.

When an exchange is requested, We accomplish this by transferring all monies to the Guaranteed Account. There is no charge for this transfer. Once this option is exercised, Your entire Certificate Account Value must remain in the Guaranteed Account for the life of this Certificate. The Face Amount in effect at the time of the exchange will remain unchanged. The Certificate Date, Issue Date and issue age of the Insured Person will remain unchanged. The Owner and Beneficiary will remain the same as were recorded immediately before the exchange.



                              DOLLAR COST AVERAGING

Dollar Cost Averaging. Using Our Dollar Cost Averaging Plan Request Form, You may elect automatic monthly transfers from the Money Market Subaccount into other Subaccounts for a specified dollar amount, or a specified number of months not in excess of 24, in accordance with the following:

1. the allocation to the Subaccounts will be based on the premium allocation that is in effect at the time of each transfer;
2. if You elect Dollar Cost Averaging in conjunction with Your application for this Certificate, the automatic transfers will begin on the first Monthly Anniversary following the end of the Free Look Period;
3. if You elect Dollar Cost Averaging after this Certificate has been issued, the automatic transfers will begin on the second Monthly Anniversary following Our receipt of Your election;
4. this option may be elected at any time provided there is a minimum balance of $2,000 in the Money Market
     Subaccount;
5. all premiums received after the date You elect Dollar Cost Averaging will be applied to the Money Market Subaccount for the purpose of Dollar Cost Averaging.

If You elect to transfer a specific dollar amount each month, automatic transfers will continue until Your Money Market Subaccount is depleted. If You elect to transfer based on a specific number of months, each month We will transfer a fraction of the balance in the Money Market Fund equal to one divided by the number of months remaining in the period. For example, if You elect to transfer over a 12 month period, the first transfer will be 1/12th of the balance in the Money Market Fund, the second transfer will be 1/11th of the balance, the third transfer will be 1/10th of the balance and so on until the end of the requested period.

Automatic monthly transfers will continue until one of the following conditions occurs:

1. the balance in the Money Market Subaccount is depleted;
2. We receive Your written request to cancel future transfers;
3. We receive  notification of the death of the Insured Person; or
4. this Certificate ends without value.


16GVULD997                                 23

                               [GRAPHIC AIG LIFE]
                           AIG LIFE INSURANCE COMPANY
                                  P.O. BOX 667
                         WILMINGTON, DELAWARE 19899-0667








































Flexible Premium Variable Life Insurance. Life Insurance Proceeds payable upon death while this Certificate is in force. Adjustable Face Amount. Premiums may be paid while Insured Person is living and before the Maturity Date. Net Cash Surrender Value must be sufficient to keep the Certificate in force. Values provided by this Certificate are based on declared interest rates, and on the investment performance of the Subaccounts. Certificate values are not guaranteed as to dollar amount. This is a non-participating Certificate.

16GVULD997



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